Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Third Quarter 2012 Operating Results

San Francisco, October 26, 2012 — The Federal Home Loan Bank of San Francisco today announced that its net income for the third quarter of 2012 was $137 million, compared with net income of $36 million for the third quarter of 2011.

The $101 million increase in net income for the third quarter of 2012 primarily reflected the impact of a lower credit-related other-than-temporary impairment (OTTI) charge on certain of the Bank's private-label residential mortgage-backed securities (PLRMBS), and a lower net loss associated with derivatives, hedged items, and financial instruments carried at fair value, partially offset by a decline in net interest income.

Net interest income for the third quarter of 2012 was $219 million, down from $268 million for the third quarter of 2011. The decrease in net interest income for the third quarter of 2012 was due, in part, to lower average balances of advances, mortgage-backed securities, and mortgage loans, and to a decline in earnings on invested capital because of lower capital balances and the lower interest rate environment.

Other income/(loss) for the third quarter of 2012 was a loss of $34 million, compared to a loss of $197 million for the third quarter of 2011. The loss for the third quarter of 2012 reflected a credit-related OTTI charge of $4 million; a net loss associated with derivatives, hedged items, and financial instruments carried at fair value of $30 million; and net interest expense on derivative instruments used in economic hedges of $2 million, which was generally offset by net interest income on the economically hedged assets and liabilities.

The $4 million credit-related OTTI charge reflected the impact of modest additional projected losses on loan collateral underlying certain of the Bank's PLRMBS, based on the Bank's OTTI analysis for the third quarter of 2012. The credit-related OTTI charge for the third quarter of 2011 was $101 million.

The $30 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value reflected losses primarily associated with reversals of prior period gains and the effects of changes in interest rates. The net loss for the third quarter of 2011 was $94 million. Net valuation gains and losses on these financial instruments will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of September 30, 2012, the Bank's restricted retained earnings included a cumulative net gain of $70 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During the first nine months of 2012, total assets decreased $19.4 billion, or 17%, to $94.2 billion at September 30, 2012, from $113.6 billion at December 31, 2011. Total advances declined $16.4 billion, or 24%, to $51.8 billion at September 30, 2012, from $68.2 billion at December 31, 2011. The continued decrease in advances was primarily attributable to reduced use of Bank advances by the Bank's largest members, which continued to experience high levels of liquidity during the period, and to the repayment of maturing advances by former members or their successors. In total, 112 institutions reduced their use of

Bank advances during the first nine months of 2012, while 47 members increased their advances borrowings.

Accumulated other comprehensive loss declined $0.8 billion during the first nine months of 2012, to $1.1 billion at September 30, 2012, from $1.9 billion at December 31, 2011, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of September 30, 2012, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital ratio was 12.12%, exceeding the 4.00% requirement. The Bank had $11.4 billion in regulatory capital, exceeding its risk-based capital requirement of $4.0 billion. Total retained earnings were $2.2 billion as of September 30, 2012.

The Bank repurchased $445 million and redeemed $22 million in excess capital stock in the third quarter of 2012. As of September 30, 2012, the Bank's excess capital totaled $5.7 billion. In light of the Bank's strong regulatory capital position, the Bank plans to repurchase up to $750 million in excess capital stock on November 14, 2012. This repurchase, combined with the scheduled redemption of $15 million in mandatorily redeemable capital stock during the fourth quarter, will reduce the Bank's excess capital stock by up to $765 million.

Today, the Bank's Board of Directors declared a cash dividend on the capital stock outstanding during the third quarter of 2012 at an annualized rate of 2.51%. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $60 million, on or about November 13, 2012.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2012	Dec. 31, 2011
Total Assets	$94,189	$113,552
Advances	51,825	68,164
Mortgage Loans Held for Portfolio, Net	1,411	1,829
Investments[1]	40,357	39,368
Consolidated Obligations:
Bonds	73,371	83,350
Discount Notes	9,728	19,152
Mandatorily Redeemable Capital Stock	4,770	5,578
Capital Stock - Class B - Putable	4,464	4,795
Unrestricted Retained Earnings	204	—
Restricted Retained Earnings	1,979	1,803
Accumulated Other Comprehensive Income/(Loss)	(1,067)	(1,893)
Total Capital	5,580	4,705

Selected Other Data at Period End
Regulatory Capital Ratio[2]	12.12%	10.72%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
Net Interest Income	$219	$268	$677	$788
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	—	(1)	3
Other Income/(Loss)	(34)	(197)	(136)	(558)
Other Expense	33	31	99	93
Assessments	15	4	46	29
Net Income	$137	$36	$397	$105

Selected Other Data for the Period
Net Interest Margin[3]	0.88%	0.77%	0.86%	0.73%
Operating Expenses as a
Percent of Average Assets	0.11	0.07	0.11	0.07
Return on Average Assets	0.54	0.10	0.50	0.10
Return on Average Equity	10.25	2.81	10.43	2.06
Annualized Dividend Rate[4]	0.47	0.26	0.49	0.29
Average Equity to Average Assets Ratio	5.30	3.57	4.81	4.64

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.
2     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2012, was $11.4 billion.
3     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4     Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will,” “plans,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com